Exhibit 10.2

PRIVATE & CONFIDENTIAL

Date: 1 October 2024

Mr. Cheng Wing Keung

Present

EMPLOYMENT LETTER

Dear Mr. Cheng,

By mutual agreement, this letter shall be in substitution for any subsisting agreement or arrangement (oral or otherwise) made between Ultra High Point Limited (“the Company”) and Mr. Cheng Wing Keung, holder of HKID Card No.               as a revised and restated employment letter, from the date as stated in Commencement Date below.

The terms and conditions of the employment are as follow:

Position	:	Chief Financial Officer

Commencement Date	:	1 October 2024

Remuneration	:

Your commencing salary will be HKS150,000.00 per month and commission according to the terms of Commission Scheme as per attachment. Any subsequent annual advancement will be at the discretion of the Company’s management based upon your working performance, diligence and loyalty, as well as the Company’s positions, market conditions and economic environments.

Annual Leave	:	You will be entitled to paid annual leave of 12 days. The entitled leave shall be taken by the end of the following leave year.

Holidays	:	You will be entitled to the Public Holidays of Hong Kong. If you are required to work by the Company on a public holiday, an alternative holiday should be arranged before or after the public holiday.

Scope of Duties	:	Your job duties will be performed for the Company and other group members of Ultra High Point Holdings Limited.

Endorsed by Employer:

Endorsed by Employee:

Ultra High Point Limited
Unit 707, 7/F., Lakeside 1, Phase Two, No. 8 Science Park West Avenue, Hong Kong Science Park, Pak Shek Kok, N T.
Telephone : (852) 3101 1186 Fax : (852) 3905 9226

Working Hours	:	Your normal working hours will be
- Monday to Friday : 9:00am ~ 6:00 pm (incl. lhour lunch break)

Provident Fund	:	You are eligible to join the Mandatory Provident Fund Scheme.

Annual Bonus	:

Annual Bonus is payable subject to the Company’s profitability and your working performance, at the absolute discretion of the Company’s management. A proportional payment will be made if the service of employment is less than one calendar year provided that you have successfully completed your probation before the end of the calendar year.

Rights in Works	:

All rights in result of the works performed by you during your employment at the Company shall be belonged exclusively to the Company. All materials prepared or developed by you under your employment, including but not limited to, programs, drawings, models and samples, shall be become the properties of the Company when prepared, whether delivered to the Company or not. Upon termination of your employment, all above-mentioned rights and materials shall be delivered to the Company.

Dismissal for Misconduct	:	If at any time you are found guilty of misconduct inconsistent with the fulfillment of the expressed or implied conditions of service, or any willful breach or continued neglect of the Company’s rules, policies and procedures or of the duties from time to time assigned to you, or any guilty of fraud or dishonesty, then, in any such case the Company may terminate your employment forthwith without any notice or payment in lieu of notice and certain benefits entitled will be forfeited.

Notice Period of Termination	:	The employment can be terminated by either party by giving one month’s written notice or one month’s salary in lieu of notice, until end of the contract.

Confidentiality	:

You shall not at any time during or after your employment term with the Company reveal any of the affairs or secrets of the Company to any other person(s) nor use or attempt to use any information which you may acquire in the course of your employment in any manner which may injure or cause loss to the Company.

Endorsed by Employer:

Endorsed by Employee:

It is not the intent of this employment letter to address all issues which may be considered. You shall abide by the Company’s rules and regulations currently in force as stipulated in the “Employee Handbook” and the Company reserves the right to alter and/or amend its contents as circumstances may require. All alterations and/or amendments will be notified to all employees as and when such are issued.

If you agree with the above terms and conditions, please sign and return the copy of this letter to the Human Resources Department of the Company.

Sincerely,

For and on behalf of
Ultra High Point Limited	Agreed and accepted by:

/s/ Dennis Yu	/s/ Cheng Wing Keung
Dennis Yu	Cheng Wing Keung
Chief Executive Officer	HKID No.:
Date: 01-10-2024	Date: 01-10-2024